Exhibit 5.1

October 20, 2003

Our Ref.: 03-1043

T12073/M54-3

Taiwan Semiconductor Manufacturing

Company Limited

No. 8, Li-Hsin Road 6,

Science-Based Industrial Park

Hsinchu, Taiwan

Republic of China

Ladies and Gentlemen:

We act as special Republic of China (“ROC”) counsel for Taiwan Semiconductor Manufacturing Company Limited (the “Company”), a company limited by shares organized under the laws of the ROC, in connection with the registration of 120,000,000 common shares of the Company, par value NT$10 per share (the “Common Shares”), under the United States Securities Act of 1933, as amended (the “Act”), as described in the registration statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on or about the date hereof, for issuance under the Taiwan Semiconductor Manufacturing Company Limited 2003 Employee Stock Options Plan, the TSMC North America 2003 Employee Stock Options Plan and the WaferTech, LLC 2003 Employee Stock Options Plan.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Registration Statement, will be validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

LEE AND LI

By

Paul S. P. Hsu